Exhibit 99.1

To Our Shareholders,

Investors will remember 2017 as the year brick-and-mortar retailers experienced an existential crisis. Amazon and other e-commerce providers are disrupting the industry, creating chaos throughout much of the sector and pressuring retailers and landlords to evolve. The market is separating the winners from the losers. Urban Edge is a winner because our high quality real estate consistently attracts the best tenants, our growth is primarily derived from investing in our existing assets and our strong balance sheet provides ample capital for funding redevelopment and acquisitions.

First, our concentration in metro New York, the nation’s most densely-populated market, is a powerful draw for retailers. Our top tenants include many of today’s most successful retailers including Home Depot, Walmart, Costco, TJX, ShopRite and Whole Foods (now owned by Amazon). Our shopping centers generate strong sales with grocers producing nearly $800 per square foot - the highest reported number in the sector. The desirability of our centers is evidenced by our 98% same property occupancy rate.

Second, improving our existing shopping centers is our most significant growth opportunity. We are executing a $300 million program to renovate and remerchandise our properties and adding retailers like ShopRite, Sprouts, Marshalls, Homesense, Burlington, Ulta, Five Below, Starbucks and Chick-fil-A. We expect to earn an attractive 8%+ unlevered return while increasing traffic, sales and rents.

Many of our properties are ripe for redevelopment due to their irreplaceable locations, age, physical condition, anchor lease maturities, below-market rents and retail demand. A prime example is Bruckner Commons where ShopRite is opening its first store in the Bronx and where Burlington is adding a new two-story location. Bruckner is being transformed from an unattractive, dated center into an appealing shopping destination with an exciting mix of food, apparel and services that will cater to the 700,000 people living within three miles.

Lastly, our balance sheet is one of the strongest in the shopping center sector. During 2017, we raised approximately $500 million in equity at $26 per share and closed $1.0 billion of non-recourse mortgages at a blended 4% interest rate with a weighted average term-to-maturity of ten years. As of December 31, 2017, our net debt to total market capitalization ratio was only 22% and our net debt to adjusted EBITDA was 4.6x. We have approximately $500 million of cash, $1.4 billion of unencumbered properties, no corporate debt, no crossed mortgages and no debt maturing until 2021. We are well positioned to fund our redevelopment and acquisition initiatives.

We are pleased with our report card since we spun from Vornado three years ago.

	2015	2016	2017	Return since spin
Stock performance incl. dividends
Urban Edge	2%	21%	-4%	19%
Bloomberg Shopping Center Index	-3%	-4%	-11%	-12%
Outperformance	500bp	2,500bp	700bp	3,100bp

FFO as Adjusted per share	$1.21	$1.27	$1.34
FFO as Adjusted growth	n/a	5.0%	5.5%
Same property cash NOI growth	4.1%	4.1%	4.7%
Same property occupancy rate	97.2%	98.0%	98.3%

Two areas of focus in 2018 are retailer bankruptcies and Puerto Rico.

Retailer bankruptcies will continue to impact the sector. Our top tenants, however, are generally winners in the evolving retail environment. We view bankruptcies as an opportunity to upgrade our properties as highlighted by Toys R Us. We have nine spaces leased to Toys representing $6 million in revenue or $.05 per share. We look forward to replacing Toys with more popular and successful tenants, many of which are already pursuing these spaces.

Our two assets in Puerto Rico are performing well since re-opening just eight weeks after Hurricane Maria. Even in a deeply-troubled economy, our properties are 93% leased and generating double-digit sales increases over last year. Maintaining occupancy and improving merchandising are important objectives for 2018. Non-recourse mortgages limit our economic exposure.

Our success is tied to the leaders who execute our strategy. We are fortunate to have an experienced team led by Bob Minutoli, Mark Langer, Michael Zucker, Herb Eilberg, Bernie Schachter, Rob Milton and Jennifer Holmes. I am proud of the culture that we have developed where communication, transparency and integrity are valued throughout our organization.

I wish to extend my thanks to our Trustees who bring broad and deep experience and constantly challenge the status quo.

We appreciate your support and look forward to many successful years ahead.

Sincerely,

Jeffrey S. Olson
Chairman and Chief Executive Officer
March 29, 2018

NON- GAAP FINANCIAL MEASURES
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. FFO, FFO as Adjusted, cash NOI and same-property cash NOI are non-GAAP measures commonly used by the Company and investing public to understand and evaluate our operating results and performance. The Company believes net income is the most directly comparable GAAP financial measure to FFO, FFO as Adjusted, cash NOI and same-property cash NOI. Reconciliations of these measures to net income have been provided in the tables below.
Reconciliation of Net Income to FFO and FFO as Adjusted
The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the years ended December 31, 2017, 2016 and 2015. Net income is considered the most directly comparable GAAP measure.

	Year Ended December 31, 2017		Year Ended December 31, 2016		Year Ended December 31, 2015
	(in thousands)	(per share) (2)	(in thousands)	(per share) (2)	(in thousands)	(per share) (2)
Net (loss) income	$72,938	$0.62	$96,630	$0.91	$41,348	$0.39
Less (net income) attributable to noncontrolling interests in:
Operating partnership	(5,824)	(0.05)	(5,812)	(0.05)	(2,547)	(0.02)
Consolidated subsidiaries	(44)	—	(3)	—	(16)	—
Net (loss) income attributable to common shareholders	67,070	0.57	90,815	0.86	38,785	0.37
Adjustments:
Rental property depreciation and amortization	81,401	0.68	55,484	0.53	56,619	0.54
Gain on sale of real estate	—	—	(15,618)	(0.15)	—	—
Real estate impairment loss	3,467	0.03	—	—	—	—
Limited partnership interests in operating partnership	5,824	0.05	5,812	0.05	2,547	0.02
FFO applicable to diluted common shareholders(1)	157,762	1.33	136,493	1.29	97,951	0.93
Loss on extinguishment of debt	35,336	0.30	—	—	—	—
Casualty loss	6,092	0.05	—	—	—	—
Construction settlement due to tenant	902	0.01	—	—	—	—
Transaction costs	278	—	1,405	0.01	24,011	0.23
One-time equity awards related to the spin-off	—	—	—	—	7,143	0.07
Environmental remediation costs	—	—	—	—	1,379	0.01
Debt restructuring expenses	—	—	—	—	1,034	0.01
Severance costs	—	—	—	—	693	—
Gain on sale of land	(202)	—	—	—	—	—
Benefit related to income taxes	—	—	(625)	(0.01)	—	—
Tenant bankruptcy settlement income	(655)	(0.01)	(2,378)	(0.02)	(3,738)	(0.04)
Real estate tax settlement income related to prior periods	—	—	—	—	(532)	—
Income tax benefit from hurricane losses	(1,767)	(0.01)	—	—	—	—
Income from acquired leasehold interest	(39,215)	(0.33)	—	—	—	—
FFO as Adjusted applicable to diluted common shareholders(1)	$158,531	$1.34	$134,895	$1.27	$127,941	$1.21

Weighted average diluted common shares - FFO(1)	118,392		106,099		105,375
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(1) OP and LTIP Units are excluded from the calculation of earnings per diluted share for the quarter because their inclusion is anti-dilutive and are included for the year because their inclusion is dilutive. FFO per share includes units as these units are dilutive.
(2) Individual items may not add up due to total rounding.

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of cash NOI, same-property cash NOI (with and without redevelopment) to net income, the most directly comparable GAAP measure, for the years ended December 31, 2017 and 2016.

	Twelve Months Ended December 31,
(Amounts in thousands)	2017	2016
Net (loss) income	$72,938	$96,630
Add: income tax (benefit) expense	(278)	804
Interest income	(2,248)	(679)
Gain on sale of real estate	(202)	(15,618)
Interest and debt expense	56,218	51,881
Loss on extinguishment of debt	35,336	—
Management and development fee income from non-owned properties	(1,535)	(1,759)
Other income	(235)	(121)
Depreciation and amortization	82,281	56,145
Casualty and impairment loss	7,382	—
General and administrative expense	30,413	27,438
Transaction costs	278	1,405
Less: non-cash revenue and expenses	(47,161)	(6,465)
Cash NOI	233,187	209,661
Adjustments
Non-same property cash NOI	(46,766)	(28,164)
Hurricane relates operating loss	1,267	—
Construction settlement due to tenant	902	—
Tenant bankruptcy settlement income	(975)	(2,378)
Same-property cash NOI	187,615	179,119
Adjustments:
Cash NOI related to properties being redeveloped	25,304	22,846
Same-property cash NOI including properties in redevelopment	$212,919	$201,965
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(1) Cash NOI is calculated as total property revenues less property operating expenses, excluding the net effects of non-cash rental income and non-cash ground rent expense.
(2) Other adjustments include revenue and expense items attributable to non-same properties and corporate activities.
(3) Tenant bankruptcy settlement income includes lease termination income.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

The following table reflects the reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the years ended December 31, 2017 and 2016. Net income (loss) is considered the most directly comparable GAAP measure.

	Twelve Months Ended December 31,
(Amounts in thousands)	2017	2016
Net (loss) income	$72,938	$96,630
Depreciation and amortization	82,281	46,145
Interest and debt expense	56,218	51,881
Income tax (benefit) expense	(278)	804
EBITDA	211,159	205,460
Adjustments for Adjusted EBITDA:
Casualty loss	6,092	—
Construction settlement due to tenant	902	—
Real estate impairment loss	3,467	—
Transaction costs	278	1,405
Loss on extinguishment of debt	35,336	—
Tenant bankruptcy settlement income	(655)	(2,378)
Gain on sale of real estate	(202)	(15,618)
Income from acquired leasehold interest	(39,215)	—
Adjusted EBITDA	$217,162	$188,869